Elaine Wynn
Investor Presentation

March 24, 2015


Wynn

Safe Harbor Statement

On March 20, 2015, Elaine P. Wynn filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission. Ms. Wynn is soliciting proxies for use at the 2015 annual meeting of stockholders of Wynn Resorts, Limited, to be held on April 24, 2015. She intends to use such proxies to vote in favor of her re-election to the board of directors, and for the election of the company's nominee other than John J. Hagenbuch.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MS. WYNN FROM THE STOCKHOLDERS OF WYNN RESORTS, LIMITED BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MS. WYNN IN CONNECTION WITH HER PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MS. WYNN WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MS. WYNN'S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (877) 629-6355 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

Table of Contents

Elaine Wynn – A Uniquely Qualified Candidate for the Board


Wynn

Who is Elaine Wynn?

Co-founder of Wynn Resorts who brings significant knowledge and expertise to the Board

Industry veteran with more than four decades of experience in the gaming business

Visionary who has played an integral role in building the Company into a $13 billion global enterprise

Strong and independent voice on the Wynn Resorts Board of Directors since 2002

Wynn Resorts **third-largest stockholder** with interests inextricably aligned with stockholders

A **uniquely qualified candidate** standing for election to the Board

What Wynn Resorts Stockholders Stand to Lose

Strong, independent and diverse voice on the Board

- Elaine provided Steve independent advice inside and outside the boardroom
- Her unique experience gives her a basis to question management where appropriate, to anticipate consequences, and to provide needed perspective
- Ability to question and engage in healthy debate with Steve Wynn and to garner his trust in seeking Elaine's judgment regarding sensitive and important company matters
- Elaine believes that, without her, this would be a "rubber stamp" Board lacking firsthand experience to make informed decisions

Interests that are aligned with stockholders

- Elaine is the third-largest stockholder of Wynn Resorts, a fact she has no plans to change, and is focused on generating stockholder value
- She has taken an active role in holding other Board members accountable to stockholders' best interests

Diversity of opinion and perspective

- She is the only woman on the Board and adds much needed representation for the viewpoints of women, who comprise an important and influential segment of Wynn Resorts' consumer base

Elaine's history with, and unique understanding of, the Company

- If Elaine is removed from the Board, that knowledge will reside with only one person at the company, and Elaine believes that creates a significant risk for the continued success of Wynn Resorts and stockholders' collective investment in the company

Unique Qualifications that Enhance Stockholder Value

Wynn Resorts is a reflection of Steve and Elaine Wynn, with Elaine contributing uniquely through her creativity, dedication, and sensitivity to the interests of investors, employees, and customers

- Elaine's ability to cultivate strong relationships and develop and communicate the right image for Wynn Resorts has helped make the company synonymous with luxury gaming and hospitality

  Among other contributions, she has:

  - Had a substantial and ongoing role in developing the branding of the company's resorts, including helping to develop the look, feel and culture of Wynn Resorts properties
  - Provided strategic input regarding proposed future developments
  - Contributed substantially to the company's public relations strategies and the planning and production of major opening events
  - Helped to cultivate and solidify relationships with investors and retail vendors
  - Served as a company ambassador at events and other activities
  - Interfaced with staff and provided them with advice and input

Decades of civic engagement in local and national leadership positions outside Wynn Resorts add a unique perspective to the Board

- Elaine serves on the Board of another public company and has held leadership positions at a number of organizations
- Extensive work in the nonprofit sector has positioned Elaine as an ambassador for the company outside the Boardroom, helping build a legacy of leadership in the Las Vegas community

Stockholders Agreement Background


Wynn

Litigation Over Stockholders Agreement

- As part of her divorce from Steve in 2010, Elaine received Wynn Resorts shares in her own name. To maintain the alliance with Mr. Okada's company Aruze, she entered into the stockholders agreement between Steve and Aruze
- The agreement prohibited the parties from selling shares without the other parties' consent and imposed voting and other requirements
- After Aruze's shares were redeemed, Elaine contended that the purpose of the stockholders' agreement was frustrated and that she should no longer be bound by its terms
- She asserted these claims in June 2012 in pending litigation between Wynn Resorts and Aruze over the validity of the redemption
- The Board re-nominated her despite the pendency of her claims
- At the time, to minimize any unintended consequences for the company, she made certain commitments to the company regarding procedural issues involving review of legal filings and communications. The company has not contended that she has violated any of those commitments in the interim

Voting of Steve and Elaine's Combined Shares

- Steve contends that the stockholders agreement is still in effect
- Under that agreement, he is obligated to include Elaine as one of his endorsed nominees (subject to inapplicable exceptions) and to vote the shares that both he and Elaine hold so as to elect to the Board the nominees on each slate he endorses
- Elaine therefore has a strong head start with a commitment in her favor for shares representing 19.3% of the company

Correcting Inaccuracies



Elaine Believes the Board's Claims are Pretexts to Exclude Her from the Boardroom

- In Elaine's view, the Board's claims are confusing, incorrect and unsubstantiated
- Most rely on her stockholder lawsuit, which has nothing to do with Elaine's role as a director and will continue whether or not she is re-elected
- The litigation existed in 2012 when the Board re-nominated Elaine and endorsed her candidacy; nothing has changed since then
- By virtue of her far larger stockholdings, she has a pure, vested interest in the company's success that no other candidate for the Board can come close to matching

Board Claims: Myth vs. Fact

MYTH	FACT
Elaine placed her individual interests above her duties as a director	As the third-largest stockholder, Elaine's interests are inextricably linked with Wynn Resorts stockholders
Board members may be reluctant to speak at meetings in case statements may be used in litigation	Aside from issues related to her nomination, the lawsuit does not involve matters before the Board
Elaine is not effective because she is not independent and cannot serve on committees	Elaine believes that she could in fact qualify as an independent director

The Litigation Creates No Conflict of Interest

- The litigation is a long-standing dispute between two stockholders over the effectiveness of an agreement between them; it is not a Board issue
- The lawsuit pre-dates Elaine's last nomination, which the Board endorsed
- The allegation that the litigation could trigger a violation of indenture covenants is unfounded because a violation could be prevented
  - Winning her lawsuit would not by itself trigger any violation
  - Even if the stockholders agreement is voided, a violation will occur only if two things happen: (1) there is a "change of control" of the company in which someone comes to beneficially own more voting shares than are beneficially owned by Steve Wynn and certain other parties, including Elaine, plus (2) within 60 days thereafter, certain of the company's outstanding notes are rated below investment grade by both ratings agencies
  - If keeping a certain amount of her shares would be necessary to avoid a change of control triggering event under the indenture covenants, Elaine would not sell such shares
  - As the company's third largest stockholder, she has every incentive to avoid triggering a covenant violation
  - Further, Elaine has made numerous reasonable attempts to settle this lawsuit
- Any supposed problem the lawsuit poses won't be solved by kicking her off the board, because the suit will continue whether or not she is re-elected

The Supposed "Perception" that Elaine Might Use Statements in Board Meetings Against Steve is not a Reason to Remove Her

- Whether Steve or Elaine prevails in a lawsuit between them should not concern the Board in any way, and it should take no position on the dispute
  - It should have no more concern that Elaine will use statements in Board meetings against Steve than it should have that Steve would use statements against Elaine
- The Board apparently did not have this concern when it re-nominated her in November 2012, many months after her claim was filed
- Elaine does not recall hearing any member of the Board ever raise this concern
- If any member of the Board had such a concern, it is Elaine's view that it should have been raised and discussed, rather than referenced for the first time in the company's proxy statement
- Moreover, the independent directors meet in committee, as well as in executive sessions following Board meetings, so they have ample opportunity to speak with one another without either Steve or Elaine present

Elaine's Supposed Lack of Independence is not a Reason to Question Her Contribution

- In fact, as detailed in her definitive proxy statement, Elaine believes that she satisfies all of the bright-line tests for independence under the NASDAQ rules
  - When she voted in favor of the Board resolutions that designated Mr. Wynn and her as not independent, as had been the Board's historical determination, she had no idea that this determination would be used as a reason for trying to exclude her from the Board
  - Having now analyzed the question of her independence under NASDAQ rules, given that it is being used as a reason for trying to exclude her, she believes that she qualifies as independent
- If the Board were truly seeking to add a Board member who could participate in "existing Board committees," it would have nominated a new independent director to replace Elaine
  - Rather, it voted to shrink the size of the Board, which illustrates Elaine's belief that this rationale is a pretext

Even without Independent Status, Elaine has Made a Considerable Contribution to the Board

- Elaine's rich experience with the Company and the brand gives her a unique basis to question management where appropriate, to anticipate consequences, and to provide needed perspective

- Among other contributions, she has provided strategic input regarding proposed future developments, which has generally been informed by the independent research that she has conducted through physical site visits, meetings with company development teams, and learning about competing ventures

- As co-founder, her connection to the company is so established that she needs no other title

In Elaine's View, the Board's Recommendation is Bad for Stockholders



Elaine Believes that Her Presence on the Board Makes for Better Governance

Elaine is not a "rubber stamp"

- Elaine has an ability to question and engage in healthy debate with Steve and garner his trust in seeking her judgment on sensitive and important company matters, a dynamic that she believes has been critical to the company's great success

Elaine strives to ensure better-informed Company decisions

- Elaine examines proposals with a close eye, asking key questions and viewing every Board decision through the lens of generating overall stockholder value

Without Elaine, the Company loses an experienced director and a strong, independent voice on the Board

- The Board and stockholders lose an experienced director who has a deep knowledge of the industry and company

Lack of Diversity and Perspective

To Elaine, the lack of women on the Wynn Board is both bad corporate governance and bad business

- At the time Linda Chen resigned in 2012, there were two women on the Board
- Since Linda's departure, the Nominating and Corporate Governance Committee has not brought forward any additional women candidates for the Board's consideration, and Elaine has been the sole female voice on the Board
- This history of inaction belies the company's statement that "the Nominating and Corporate Governance Committee seeks to have the Board represent a diversity of backgrounds and experience"

The Wynn customer base is not accurately represented

- As the only woman on the Board, Elaine provides much needed representation for the viewpoints of women, who comprise an important and influential segment of the company's consumer base

The Board is becoming a completely homogeneous group

- Elaine believes a Board completely devoid of diversity will be ill-equipped to identify, attract and vet diverse candidates

How the Composition of the Wynn Board Compares to Peers

ISS and Wynn Designated Peers	Total Directors	Outside Directors	Inside Directors	Women on Board
ISS peer group[1,3] average	9.8	82%	18%	19%
Wynn peer group[2,3] average	10.1	76%	24%	20%
Combined Wynn and ISS peer group[1,2,3] average	10.1	78%	22%	20%
Wynn Resorts proposed	**7**	**86%**	**14%**	**0%**

1. **ISS peer group companies:** Brinker, Panera, Wendy's, Darden, PVH, YUM!
2. **Wynn peer group companies:** Caesars, Estee Lauder, Priceline, Tiffany
3. **ISS and Wynn common peers:** Chipotle, Hyatt, Las Vegas Sands, MGM, Ralph Lauren, Starwood, Coach, IGT, Marriott, Penn Gaming, Royal Caribbean, Wyndham

Source: Wynn Resorts 2015 Proxy Statement; All Peer Companies' Most Recent Proxy Statement; 2014 ISS Report

Elaine Wynn

What Others Are Saying About Elaine

- "[Elaine's] a major shareholder and has been a big part of [Steve's] and the company's success over the years," one longtime gaming industry insider said. "It was her good taste that kept things classy all these years."

  – "Gloves set to come off in Wynn proxy fight" – LVRJ, March 2015

- "We're still partners in the business, I respect and value and really covet [Elaine's] opinion on issues. She has a real feel for the business that's terrific."

  - Steve Wynn; "The loving dissolution of Mr. and Mrs. Wynn" – Las Vegas Sun, March 2010

- "Elaine is incredibly important to all us creative folk," said Patrick Woodroffe, the lighting designer who works on the Rolling Stones tours and who designed the resort's showpiece, a massive illuminated waterfall. "She's very supportive when he gets a bit crazed and impatient. She's much more centered--well, she is his center."

  - "The Other Casino Wynn, In a Hard City for Women" - NYT, May 2006

- "There's no more chauvinistic business than the gambling business," John L. Smith, a columnist for The Las Vegas Review-Journal, said. "For Elaine to have emerged as a strong person is much to her credit. She would dare to disagree with [Steve Wynn], for heaven's sake!"

  - "The Other Casino Wynn, In a Hard City for Women" - NYT, May 2006

- "[Roger] Thomas tells me it's no accident that 2,500 former staffers from the Mirage and Bellagio followed the Wynns to the new property. "[Elaine] relates so well one-on-one with the staff-she knows them, she knows their children's names."

  - "in her 60s elaine wynn" Vogue, August 2005

Elaine Wynn
Investor Presentation

March 24, 2015


Wynn